FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-228375-05

Subject: BANK 2020-BNK30 **PRICING DETAILS ** Public

NEW ISSUE CMBS: $683.801mm BANK 2020-BNK30

CO-LEAD MANAGERS & BOOKRUNNERS: BofA Securities, Wells Fargo Securities and Morgan Stanley

CO-MANAGERS: Academy Securities, Inc. and Drexel Hamilton

PUBLICLY OFFERED CERTIFICATES

		SIZE	WAL
CLASS	DBRSM/Fitch/MDY	($MM)	(YRS)	CE%	SPREAD	CPN	$PX	YLD
A-1	AAA(sf)/AAAsf/AAA(sf)	$ 33.289	2.61	30.000%	S +22	0.446	99.9993	0.43998
A-2	AAA(sf)/AAAsf/AAA(sf)	$ 4.146	4.90	30.000%	S +74	1.357	100.9953	1.13957
A-SB	AAA(sf)/AAAsf/AAA(sf)	$ 34.929	7.07	30.000%	S +60	1.673	102.9995	1.22285
A-3	AAA(sf)/AAAsf/AAA(sf)	$102.500	9.22	30.000%	S +72	1.650	100.9937	1.53176
A-4	AAA(sf)/AAAsf/AAA(sf)	$366.760	9.88	30.000%	S +74	1.925	102.9981	1.59392
A-S	AAA(sf)/AAAsf/Aa2(sf)	$ 55.130	9.98	22.875%	S +92	2.111	102.9993	1.78046
B	AA(high)(sf)/AA-sf/NR	$ 56.097	9.98	15.625%	S+125	2.445	102.9975	2.11046
C	A(high)(sf)/A-sf/NR	$ 30.950	9.98	11.625%	S+190	2.757	99.9999	2.76046

EXPECTED PRICING:	Priced 12/11/20
B&D:	BofA
SETTLEMENT:	On or about Dec 22

POOL BALANCE:	$814,473,443
NUMBER OF LOANS/PROPERTIES:	40/62
WA MORTGAGE INT. RATE:	3.1292%
WA CUT-OFF LTV:	50.3%
WA UW NCF DSCR:	3.23x
WA UW NOI DEBT YLD:	12.0%
WA ORIG TERM TO MATURITY:	120
WA ORIG AMORTIZING TERM: 337
TEN LARGEST LOANS:	70.6%
LOAN SELLERS:	WFB(34.8%), MSMCH(30.9%), BANA(29.1%), NCB(5.3%)
TOP 5 STATES:	NY(31.6%), CA(20.4%), FL(9.2%), IL(8.8%), UT(5.0%)
TOP 5 PROPERTY TYPES:	OF(44.1%), RT(31.9%), IN(9.9%), MF(5.8%), HOT(4.0%)

RISK RETENTION	Eligible vertical interest ("V")

MASTER SERVICER:	Wells Fargo Bank and National Cooperative Bank
SPECIAL SERVICER:	Greystone Servicing Company and National Cooperative Bank
TRUSTEE:	Wilmington Trust
CERT ADMIN:	Wells Fargo Bank
TRUST ADVISOR:	Park Bridge Lender Services
INITIAL CONTROLLING CLASS REP:	Eightfold Real Estate Capital

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY-GENERATED EMAIL DISCLAIMERS
ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF ANY EMAIL COMMUNICATION TO WHICH THIS COMMUNICATION IS ATTACHED RELATING TO (1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER), (2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT BE UPDATED OR (3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL, ARE NOT APPLICABLE TO THIS OFFERING AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.